Exhibit 99.1

NEWS
For Immediate Release

GLOBALSTAR ANNOUNCES SUCCESSFUL LAUNCH OF SIX NEW SECOND-GENERATION SATELLITES

New constellation will position the company for growth by restoring industry leading voice and duplex data services while it further expands its award-winning SPOT-branded consumer product line

Covington, LA. --  (October 20, 2010) – Globalstar, Inc. (NASDAQ:GSAT), a leading provider of mobile satellite voice and data services to businesses, government, and individuals today announced that six new second-generation Globalstar satellites were successfully launched from the Baikonur Cosmodrome in Kazakhstan, using the Soyuz launch vehicle.

The Globalstar satellites were launched from the Baikonur Cosmodrome in Kazakhstan on Tuesday, October 19th at 11:11 p.m. local time (5:11 p.m. UTC and 1:11 p.m. EDT), using the Soyuz-Fregat version of the Soyuz launch vehicle.  This is the 1762nd successful launch of the Soyuz family launch vehicle.

Launch services provider Arianespace confirmed that the upper stage accurately injected the six-satellite dispenser into the targeted low earth orbit of approximately 920 km.  Globalstar reports that all six satellites have been successfully acquired following separation of the Fregat Upper Stage and release from the satellite dispenser.  Globalstar has initiated satellite in-orbit testing and the performance of all six spacecraft is nominal at this time.

“After more than four and a half years of concentrated effort we are extremely pleased to announce the successful inaugural launch of our second-generation constellation satellites,” said Tony Navarra, President of Global Operations for Globalstar, Inc.  “It is with great enthusiasm and excitement that we begin initiating our second-generation satellite operations and look forward to the future services the constellation will support.  With all six satellites now safely in orbit we congratulate and applaud all of our Globalstar employees world-wide and thank launch provider Arianespace as well as our satellite contractor Thales Alenia Space for this launch success.”

Peter Dalton, CEO of Globalstar, Inc., added, “Once fully deployed we expect our satellite constellation will reliably provide the world’s finest quality mobile satellite voice and fastest mobile satellite handset data services in the industry.  With a fifteen year design life, the new satellite constellation will secure our space segment beyond 2025.  Combined with our affordable and award-winning suite of consumer retail SPOT products, Globalstar will be positioned to offer the world’s most extensive lineup of high quality mobile satellite services to the broadest range of commercial and retail consumer customers around the globe.”

Globalstar signed a contract with satellite manufacturer Thales Alenia Space in late 2006 for the design, manufacture and delivery of its second-generation constellation satellites.  A total of four launches of six satellites each will be conducted by launch services provider Arianespace using the highly reliable Soyuz launch vehicle.  Globalstar plans to integrate the 24 new second-generation satellites with the eight first-generation satellites that were launched in 2007, to form a 32 satellite constellation.

Once the first six new Globalstar satellites become operational, service availability and reliability improvements will benefit those customers who use the Company’s voice and Duplex data services.  With each subsequent launch, these customers can expect a progressive return to the high quality system access and data session performance metrics customers enjoyed before 2007.

The new satellites are designed to support Globalstar’s current lineup of voice, Duplex and Simplex data products and services including the Company’s lineup of SPOT retail consumer products.  The advanced constellation combined with the Company’s next-generation ground network, expected to be installed by 2012, is also designed to provide Globalstar customers with enhanced future services featuring increased data speeds of up to 256 kbps in a flexible Internet protocol multimedia subsystem (IMS) configuration.  Products and services supported are expected to include: push-to-talk and multicasting, advanced messaging capabilities such as multimedia messaging or MMS, geo-location services, multi-band and multi-mode handsets, and data devices with GPS integration.

About Globalstar, Inc.
With over 400,000 subscribers, Globalstar is a leading provider of mobile satellite voice and data services.  Globalstar offers these services to commercial customers and recreational consumers with coverage in more than 120 countries around the world. The Company's products include mobile and fixed satellite telephones, simplex and duplex satellite data modems, the SPOT Satellite GPS Messenger™ and flexible airtime service packages. Many land based and maritime industries benefit from Globalstar with increased productivity from remote areas beyond cellular and landline service. Global customer segments include: oil and gas, government, mining, forestry, commercial fishing, utilities, military, transportation, heavy construction, emergency preparedness, and business continuity as well as individual recreational users. Globalstar data solutions are ideal for various asset and personal tracking, data monitoring and SCADA applications.

For more information regarding Globalstar, please visit Globalstar's web site at www.globalstar.com

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For further media information:
Globalstar, Inc.
Dean Hirasawa
(408) 933-4006
Dean.hirasawa@globalstar.com

Skyya Communications
Susan Donahue
(646) 454-9378
Susan.donahue@skyya.com

Safe Harbor Language for Globalstar Releases
This press release contains certain statements such as, “The advanced constellation combined with the Company’s next-generation ground network, expected to be installed by 2012, is also designed to provide Globalstar customers with enhanced future services,” that are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond our control, including demand for our products and services, including commercial acceptance of our new Simplex products, including the SPOT Satellite GPS Messenger; problems relating to the ground-based facilities operated by us or by independent gateway operators; the pace and effects of industry consolidation; changes in technology; our ability to continue to attract and retain qualified personnel; worldwide economic, geopolitical and business conditions and risks associated with doing business on a global basis; and legal, regulatory, and tax developments, including changes in domestic and international government regulation.

Any forward-looking statements made in this press release speak as of the date made and are not guarantees of future performance. Actual results or developments may differ materially from the expectations expressed or implied in the forward-looking statements, and we undertake no obligation to update any such statements. Additional information on factors that could influence our financial results is included in our filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.

Photo Release
Globalstar Successfully Launches Six New Satellites into Orbit
Caption – A Soyuz launch vehicle carrying six new Globalstar second-generation satellites successfully lifts off from the Baikonur Cosmodrome in Kazakhstan.  The satellites are used to provide mobile satellite voice and data services to commercial customers and retail consumers around the world. (Photo courtesy of Arianespace)